Exhibit 99.1

MIC

125 West 55th Street New York, NY10019 United States	Telephone Facsimile Internet:	+1 212 231 1825 +1 212 231 1828 www.macquarie.com/mic

FOR IMMEDIATE RELEASE

MIC REPORTS 2017 FINANCIAL RESULTS,
INCREASE IN QUARTERLY DIVIDEND

•	Capital deployment tops $625.0 million in 2017, growth in cash generation exceeds 8%
•	Fourth Quarter 2017 cash dividend of $1.44 per share authorized
•	Tax reform extends federal income tax shield to 2020, including expected capital deployment tax shield extended to 2022
•	Guidance for 2018 dividend of $1.00 per share, per quarter, initiated

New York, February 21, 2018 – Macquarie Infrastructure Corporation (NYSE: MIC) today reported financial results for full year 2017 that included growth investments of more than $625.0 million and a cash dividend of $1.44 per share for the fourth quarter.

“The performance of our businesses in the fourth quarter and the full year 2017 resulted in year over year growth in cash generation of 8.2%, including the impact of a 2.9% increase in the weighted number of shares outstanding,” said Christopher Frost, chief executive officer of MIC. “Effective deployment of a substantial amount of growth capital offset a slightly weaker than anticipated rate of organic growth. With the increase in cash generation, we are pleased to announce that the MIC board has approved a cash dividend for the fourth quarter that raises the total distribution for 2017 to $5.56 per share, consistent with our guidance for a year over year increase of 10%.”

“While our results for 2017 were solid, in an effort to improve MIC’s overall mix of business we are undertaking a review of strategic options available to us with respect to the Bayonne Energy Center, OMI Environmental Solutions and other smaller businesses in our portfolio,” Frost noted. “Having largely completed the development of the Bayonne Energy Center as envisioned when we acquired the business in 2015, we believe now may be an opportune time to monetize a portion of it. To address changing demand drivers for certain liquid products, as we have in the past, we intend to repurpose certain of the assets of our bulk liquid terminals business as well. We believe these actions will position MIC to continue to deliver attractive total shareholder returns.”

“In addition, we have made the decision to reduce our 2018 dividend in favor of internally funding the repurposing of the assets at International-Matex Tank Terminals and to take advantage of the incentives to invest in growth projects that are a part of recent tax reform,” Frost added. “We believe that our guidance for a dividend of $1.00 per share, per quarter, in 2018 strikes a balance between continuing to return the majority of our Free Cash Flow to shareholders in the form of a dividend and strengthening our balance sheet in support of future dividend growth.”

MIC reported fourth quarter and full year 2017 net income of $361.3 million and $456.1 million, respectively, an increase of 408% and 195% compared with $71.1 million and $154.9 million in the comparable periods in 2016. The increases in net income were primarily the result of changes in U.S. tax law that went into effect with the signing of the Tax Cuts and Jobs Act of 2017 (“Tax Act”) in December of 2017. A reduction in the Company’s net Deferred Tax Liability to reflect a reduction in the corporate federal income tax rate constituted the largest portion of the benefit.

Net income before taxes decreased to $61.8 million and $222.0 million, respectively, for the fourth quarter and full year in 2017, compared with $82.0 million and $226.1 million in comparable periods in 2016. The decrease in pre-tax net income reflects primarily higher interest expense in the fourth quarter and a decrease in other income related to the absence of insurance recoveries in 2017 in the full year period.

The Company reported generation of cash from operating activities of $131.8 million and $529.5 million in the quarter and full-year periods ended December 31, 2017, respectively, compared with $123.3 million and $560.3 million in the comparable periods in 2016. Cash from operating activities declined primarily as a result of changes in working capital related to fluctuations in the price of jet fuel and gas sold by certain of MIC’s businesses.

MIC produced $135.5 million and $568.0 million of Adjusted Free Cash Flow in the fourth quarter and full year periods in 2017, respectively, up from $118.6 million and $510.2 million in the comparable periods in 2016. The aggregate increase in Adjusted Free Cash Flow of 14.2% and 11.3% for the quarter and full-year, respectively, was partially offset by an increase in the weighted average number of shares of MIC outstanding.

Fourth Quarter 2017 Dividend

The MIC board of directors has authorized a cash dividend of $1.44 per share for the fourth quarter of 2017. The dividend will be payable March 8, 2018 to shareholders of record on March 5, 2018. Including the dividend of $1.44, MIC will have distributed approximately 81.4% of the Adjusted Free Cash Flow generated during 2017 for a dividend coverage ratio of approximately 1.2 times.

Outlook

Taking into consideration the planned repurposing of certain of the assets of International-Matex Tank Terminals (“IMTT”), MIC is forecasting generation of consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding non-cash items in a range of between $690.0 million and $720.0 million in 2018. The year over year decline reflects a decrease in EBITDA generated by IMTT, offset by continued increases at Atlantic Aviation, Contracted Power and MIC Hawaii. Atlantic Aviation is expected to benefit from ongoing increases in flight activity while Contracted Power is expected to benefit from the completion of the BEC II expansion project.

With respect to the Company’s preliminary outlook for EBITDA excluding non-cash items in 2018, a reconciliation to net income (loss), the most comparable GAAP measure, is not available without unreasonable effort due to the Company’s limited visibility into and inability to make accurate projections and estimates of items including management fees, hedging agreements, depreciation and any (benefit) provision for income taxes. These items may vary greatly from year to year and could significantly impact MIC’s results as reported in accordance with GAAP.

MIC expects Free Cash Flow produced in 2018 to decline by between 8% and 10% versus 2017 including the impact of expected share issuance. The Company’s forecast reflects primarily a reduction in cash generation by IMTT, increased interest expense and the near-term impact of tax reform. IMTT is forecast to generate a reduced amount of cash in 2018 as consequence of global shifts in refined petroleum product production and consumption that have reduced demand for residual and heavy oil and trading activity related to those products. IMTT’s cash generating capacity will be lower while certain of its tanks are out of service for cleaning and repurposing.

Offsetting a portion of the anticipated decline in Free Cash Flow are contributions from the more than $625.0 million deployed in growth investments in 2017, together with the partial year impact of the pending Hawaii Gas rate case and potential capital deployment in 2018. The primary components of the 2017 capital deployment activity were:

•	Investments by Atlantic Aviation of approximately $230.0 million including acquisitions of FBOs in Oxford, CT and Opa-Locka, FL totaling $155.0 million;
•	Investments by IMTT of approximately $220.0 million including the acquisition of Epic Midstream Terminals for $171.5 million;
•	Investments within Contracted Power of approximately $140.0 million including construction of the Bayonne Energy Center Phase II (“BEC II”) and related projects of approximately $120.0 million; and
•	Investments within MIC Hawaii of approximately $25.0 million.

MIC believes that the contribution to EBITDA from these investments will be approximately $60.0 million on an annualized basis.

“We believe that MIC’s performance will continue to reflect the generally strong demand for the products and services its businesses provide,” Frost said. “While we foresee a temporary downturn in the contribution from IMTT tied primarily to reduced demand for storage and handling of residual and heavy oil, we have a clear repurposing strategy with respect to capitalizing on our preeminent locations in the Lower Mississippi River and New York Harbor markets and taking advantage of positive demand trends in other products and segments of the bulk liquid marketplace.”

The Company anticipates deploying approximately $350.0 million of growth capital per year in each of the next several years. Approximately half of the expected deployments in 2018 relate to residual expenditures for initiatives including previously granted lease extensions at Atlantic Aviation and the completion of BEC II. MIC anticipates funding the entirety of its planned 2018 deployments using internally generated resources including capital retained as a consequence of the dividend reduction, and potential proceeds from sales of non-core assets.

“We remain confident in our prospects and our ability to drive value for our shareholders. We have the financial and human capital to deploy in the construction or acquisition of quality, cash generative opportunities in each of our segments and look forward to making the most of favorable trends in those in 2018 and beyond,” said Frost.

2017 Segment Cash Generation

MIC’s fourth quarter and full-year results reflected continued strong performance by its airport services business, Atlantic Aviation, including contributions from two acquisitions completed in 2017. In May, Atlantic Aviation acquired the fixed base operator at Waterbury-Oxford Airport in Oxford, CT and acquired a fixed base operator at Miami Opa-Locka airport in Opa-Locka, FL in September. Excluding interest rate swap breakage fees and the premium paid on an interest rate cap associated with the refinancing of the business in 2016, Free Cash Flow generated by Atlantic Aviation decreased by 2.3% in the fourth quarter and increased 9.5% for the full year versus the prior comparable periods. The period over period decrease in Free Cash Flow generation in the fourth quarter was attributable in part to the timing of certain state income tax payments. Atlantic Aviation’s performance was underpinned by growth in general aviation flight activity in the U.S. of approximately 3.6% in 2017.

The Company’s bulk liquid terminals business, IMTT, benefitted from an acquisition of a portfolio of seven terminals in August of 2017 and generated increases in Free Cash Flow of 7.6% and 9.4%, respectively, in the fourth quarter and full year periods versus the comparable periods in 2016. Contributions from the acquired terminals helped offset non-renewal of a small number of primarily residual and heavy oil contracts late in the year and a full-year loss at IMTT subsidiary OMI Environmental Services, Inc. (“OMI”). OMI generates revenue primarily from oil spill clean-up and tank cleaning and inspection activities.

MIC’s Contracted Power segment includes a thermal facility in Bayonne, NJ, the Bayonne Energy Center (“BEC”), and a portfolio of renewable facilities primarily in the southwest U.S. Together, these produced growth in segment Free Cash Flow of 15.7% in the fourth quarter and 3.4% for the full year versus the prior comparable periods. The increases in cash generation were the result of a full-year contribution from the acquisition of a renewable facility in 2016 and additional tariff-based services completed in 2017, together with receipt of development profits related to the sale of wind projects during the year. The increases were offset by higher interest expense and by mild weather in the Northeast that reduced demand for power from BEC as well as unplanned outages that had an adverse impact on portions of the renewables portfolio.

MIC Hawaii comprises Hawaii Gas, a mechanical contractor and several renewable power facilities, all located in Hawaii. Free Cash Flow produced by the segment increased by 8.0% in the fourth quarter and by 6.6% for the full year compared with 2016. The increases were attributable to a reduction in maintenance capital expenditures and the absence of a cash pension contribution, partially offset by negative Free Cash Flow generation by the mechanical contracting business reflecting primarily cost overruns on projects with fixed revenue.

MIC’s Corporate and Other segment comprises primarily interest expense on holding company level debt, investments in various development platforms and costs not otherwise covered by the fee paid to MIC’s external manager. The segment recorded positive Free Cash Flow in the fourth quarter of $2.4 million compared with negative Free Cash Flow of $5.2 million in the prior comparable quarter primarily as a result of a current federal income tax benefit that reflects tax sharing payments made to MIC by its subsidiaries. For the full year 2017, the Corporate and Other segment recorded negative Free Cash Flow of $21.0 million compared with negative Free Cash Flow of $15.3 million in 2016 as a result of increased costs related to both acquisitions and the implementation of the Company’s shared services center.

“Each of our larger businesses produced solid growth in cash generation including the impact of capital deployed in 2017,” noted Frost. “Portfolio wide, aggregate same store growth in Free Cash Flow was approximately 3% for the year with capital deployment contributing the balance. The deployment of growth capital relatively late in the year and in some case into projects that will not be in service until this year means that those deployments will have a larger impact on our 2018 results.”

Impact of Tax Reform

At year-end 2016, MIC had gross Net Operating Loss (“NOL”) carryforwards of approximately $400.0 million. At year-end 2017, MIC’s gross NOL was approximately $350.0 million with $50.0 million having been used to offset current federal income taxes of approximately $63.0 million. As a consequence of the recent reforms to the U.S. Tax Code and their impact on the utilization of NOLs, MIC does not foresee having a material federal income tax liability prior to 2020.

The Tax Act includes a provision that allows for immediate expensing, or bonus depreciation, of investments in qualifying capital assets. MIC expects a substantial portion of its approximately $350.0 million per year of growth capital deployments over the 2018 – 2021 time period will be into qualifying assets. If the Company is successful in these efforts, it expects they will shield it from any material federal income tax liability until 2022.

The enactment of the Tax Act has an immediate impact on two of MIC’s businesses. Although the regulated portion of MIC’s Hawaii Gas business is expected to realize a year over year increase in revenue as a result of the pending rate case, any increase will be partially offset as a consequence of the business collecting a smaller amount of federal taxes. The revenue reduction will be offset by a corresponding decrease in Hawaii Gas’ standalone federal income tax liability. Tax reform should have a positive impact on the unregulated portion of MIC Hawaii.

Second, IMTT has been capitalized in part using tax exempt bonds. The indenture agreements related to those bonds provide that the bondholder must be compensated for a reduction in federal tax rates. As a result, the interest on the bonds will increase by approximately 0.6% to compensate the bondholders for the reduced tax advantage under the new federal income tax regime.

Summary Financial Information

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2017	2016	$	%	2017	2016	$	%
	($ In Thousands, Except Share and Per Share Data) (Unaudited)
GAAP Metrics
Net income	$361,276	$71,131	290,145	NM	$456,112	$154,869	301,243	194.5
Weighted average number of shares outstanding: basic	84,572,725	81,853,027	2,719,698	3.3	83,204,404	80,892,654	2,311,750	2.9
Net income per share attributable to MIC	$4.13	$0.89	3.24	NM	$5.42	$1.93	3.49	180.8
Cash provided by operating activities	131,790	123,332	8,458	6.9	529,459	560,320	(30,861)	(5.5)
MIC Non-GAAP Metrics
EBITDA excluding non-cash items(1)(2)	$177,980	$166,006	11,974	7.2	$711,903	$695,588	16,315	2.3
Shared service implementation costs(3)	1,655	—	1,655	NM	8,502	—	8,502	NM
Investment and acquisition costs(3)	1,381	—	1,381	NM	9,254	—	9,254	NM
Adjusted EBITDA excluding non-cash items(2)(3)	$181,016	$166,006	15,010	9.0	$729,659	$695,588	34,071	4.9
Cash interest(4)	$(28,106)	$(25,922)	(2,184)	(8.4)	$(107,541)	$(107,930)	389	0.4
Cash taxes	(2,667)	(2,027)	(640)	(31.6)	(11,160)	(7,310)	(3,850)	(52.7)
Cash pension contribution	—	(3,500)	3,500	100.0	—	(3,500)	3,500	100.0
Maintenance capital expenditures(5)	(12,140)	(13,478)	1,338	9.9	(35,202)	(58,203)	23,001	39.5
Noncontrolling interest(6)	(2,583)	(2,446)	(137)	(5.6)	(7,806)	(8,400)	594	7.1
Adjusted Free Cash Flow(3)(4)	$135,520	$118,633	16,887	14.2	$567,950	$510,245	57,705	11.3

NM — Not meaningful

(1)	EBITDA excluding non-cash items is calculated as net income before interest expense, taxes, depreciation and amortization expense, management fees, pension expense and other non-cash (income) expense recorded in the consolidated statement of operations. See below for reconciliation of net income (loss) to EBITDA excluding non-cash items.
(2)	For the quarter and year ended December 31, 2016, EBITDA excluding non-cash items included $1.0 million and $16.5 million, respectively, of insurance recoveries related to damaged docks at IMTT.
(3)	For the quarter and year ended December 31, 2017, Adjusted EBITDA excluding non-cash items and Adjusted Free Cash Flow exclude costs relating to implementation of our shared services initiative and costs relating to certain investment and acquisition activities.
(4)	Cash interest is calculated as interest expense, net, excluding the impact of non-cash adjustments for unrealized (gains) losses from derivative instruments, amortization of deferred financing costs and the amortization of debt discount recorded in the consolidated statement of operations. For purposes of calculating Adjusted Free Cash Flow, for the quarter and year ended December 31, 2016, cash interest excludes $17.8 million for the payment of interest rate swap breakage fees and $8.6 million for the payment of interest rate cap premium.
(5)	For the year ended December 31, 2016, maintenance capital expenditures included $13.9 million associated with the rebuilding of damaged docks, the majority of which were insured losses, at IMTT.
(6)	Noncontrolling interest adjustment represents the portion of Free Cash Flow not attributable to MIC's ownership interest.

Conference Call and Webcast

When: Management has scheduled a conference call for 8:00 a.m. Eastern Time on Thursday, February 22, 2018 during which it will review and comment on MIC’s results for the fourth quarter and full year 2017.

How: To listen to the conference call please dial +1(650) 521-5252 or +1(877) 852-2928 at least 10 minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare materials in support of its conference call presentation. The materials will be available for downloading from the Company’s website prior to the conference call.

Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on February 22, 2018 through midnight on March 1, 2018, at +1(404) 537-3406 or +1(855) 859-2056, Passcode: 9489207. An online archive of the webcast will be available on the Company’s website for one year following the call.

About MIC

MIC owns and operates a diversified group of businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, entities comprising an energy services, production and distribution segment, MIC Hawaii, and entities comprising a Contracted Power segment. For additional information, please visit the MIC website at www.macquarie.com/mic. MIC-G

Use of Non-GAAP Measures

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) excluding non-cash items, Free Cash Flow and Proportionately Combined Metrics

In addition to MIC’s results under U.S. GAAP, the Company uses certain non-GAAP measures to assess the performance and prospects of its businesses. In particular, MIC uses EBITDA excluding non-cash items, Free Cash Flow and certain proportionately combined financial metrics. Proportionately combined financial metrics reflect the Company’s proportionate interest in its wind and solar facilities.

MIC measures EBITDA excluding non-cash items as a reflection of its businesses’ ability to effectively manage the volume of products sold or services provided, the operating margin earned on those transactions and the management of operating expenses independent of the capitalization and tax attributes of those businesses. The Company believes investors use EBITDA excluding non-cash items primarily as a measure to assess the operating performance of its businesses and to make comparisons with the operating performance of other businesses whose depreciation and amortization expense may vary widely from MIC’s, particularly where acquisitions and other non-operating factors are involved. MIC defines EBITDA excluding non-cash items as net income (loss) or earnings — the most comparable GAAP measure — before interest, taxes, depreciation and amortization and non-cash items including impairments, unrealized derivative gains and losses, adjustments for other non-cash items and pension expenses reflected in the statements of operations. EBITDA excluding non-cash items also excludes base management fees and performance fees, if any, whether paid in cash or stock.

Given MIC’s varied ownership levels in its Contracted Power and MIC Hawaii segments, together with obligations to report the results of these businesses on a consolidated basis, GAAP measures such as net income (loss) do not fully reflect all of the items management considers in assessing the amount of cash generated based on its proportionate interest in its wind and solar facilities. The Company notes that the proportionately combined metrics used may be calculated in a different manner by other companies and may limit their usefulness as a comparative measure. Therefore, proportionately combined metrics should be used as a supplemental measure and not in lieu of its financial results reported under GAAP.

The Company’s businesses are characteristically owners of high-value, long-lived assets capable of generating substantial Free Cash Flow. MIC defines Free Cash Flow as cash from operating activities — the most comparable GAAP measure — which includes cash paid for interest, taxes and pension contributions, less maintenance capital expenditures, which includes principal repayments on capital lease obligations used to fund maintenance capital expenditures, and excludes changes in working capital.

Management uses Free Cash Flow as a measure of its ability to provide investors with an attractive risk-adjusted total return by sustaining and potentially increasing MIC’s quarterly cash dividend and funding a portion of the Company’s growth. GAAP metrics such as net income (loss) do not provide MIC management with the same level of visibility into the performance and prospects of the business as a result of: (i) the capital intensive nature of MIC’s businesses and the generation of non-cash depreciation and amortization; (ii) shares issued to the Company’s external manager under the Management Services Agreement; (iii) the Company’s ability to defer all or a portion of current federal income taxes; (iv) non-cash unrealized gains or losses on derivative instruments; (v) amortization of tolling liabilities; (vi) gains (losses) on disposal of assets; and (vii) pension expenses. Pension expenses primarily consist of interest expense, expected return on plan assets and amortization of actuarial and performance gains and losses. Any cash contributions to pension plans are reflected as a reduction to Free Cash Flow. Management believes that external consumers of its financial statements, including investors and research analysts, use Free Cash Flow both to assess the Company’s performance and as an indicator of its success in generating an attractive risk-adjusted total return.

In its Report on Form 10-K, the Company has disclosed Free Cash Flow on a consolidated basis and for each of its operating segments and MIC Corporate. Management believes that both EBITDA excluding non-cash items and Free Cash Flow support a more complete and accurate understanding of the financial and operating performance of its businesses than would otherwise be achieved using GAAP results alone.

Free Cash Flow does not take into consideration required payments on indebtedness and other fixed obligations or other cash items that are excluded from MIC’s definition of Free Cash Flow. Management notes that Free Cash Flow may be calculated differently by other companies thereby limiting its usefulness as a comparative measure. Free Cash Flow should be used as a supplemental measure and not in lieu of its financial results reported under GAAP.

See also “Reconciliation of Consolidated Net Income (Loss) to EBITDA excluding non-cash items and a Reconciliation from Cash Provided by Operating Activities to Free Cash Flow” below.

Classification of Maintenance Capital Expenditures and Growth Capital Expenditures

MIC categorizes capital expenditures as either maintenance capital expenditures or growth capital expenditures. As neither maintenance capital expenditure nor growth capital expenditure is a GAAP term, the Company has adopted a framework to categorize specific capital expenditures. In broad terms, maintenance capital expenditures primarily maintain MIC’s businesses at current levels of operations, capability, profitability or cash flow, while growth capital expenditures primarily provide new or enhanced levels of operations, capability, profitability or cash flow. Management considers a number of factors in determining whether a specific capital expenditure will be classified as maintenance or growth.

MIC does not bifurcate specific capital expenditures into maintenance and growth components. Each discrete capital expenditure is considered within the above framework and the entire capital expenditure is classified as either maintenance or growth.

Forward-Looking Statements

This press release contains forward-looking statements. MIC may, in some cases, use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, “potentially”, or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this release are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; risks associated with development, investment and expansion in the power industry; its regulatory environment establishing rate structures and monitoring quality of service; demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks; fuel and gas and other commodity costs; its ability to recover increases in costs from customers, cybersecurity risks, work interruptions or other labor stoppages; risks related to its shared services initiative; reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Corporation is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (“MBL”). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Corporation.

For further information, please contact:

Investors: Jay Davis Investor Relations MIC 212-231-1825	Media: Melissa McNamara Corporate Communications MIC 212-231-1667

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED BALANCE SHEETS
($ in Thousands, Except Share Data)

	As of December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$47,121	$44,767
Restricted cash	24,963	16,420
Accounts receivable, less allowance for doubtful accounts of $895 and $1,434, respectively	158,152	124,846
Inventories	36,955	31,461
Prepaid expenses	14,685	14,561
Fair value of derivative instruments	11,965	5,514
Other current assets	13,804	7,099
Total current assets	307,645	244,668
Property, equipment, land and leasehold improvements, net	4,659,614	4,346,536
Investment in unconsolidated business	9,526	8,835
Goodwill	2,068,668	2,024,409
Intangible assets, net	914,098	888,971
Fair value of derivative instruments	24,455	30,781
Other noncurrent assets	24,945	15,053
Total assets	$8,008,951	$7,559,253
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Due to Manager – related party	$5,577	$6,594
Accounts payable	60,585	69,566
Accrued expenses	89,496	83,734
Current portion of long-term debt	50,835	40,016
Fair value of derivative instruments	1,710	9,297
Other current liabilities	47,762	41,802
Total current liabilities	255,965	251,009
Long-term debt, net of current portion	3,530,311	3,039,966
Deferred income taxes	632,070	896,116
Fair value of derivative instruments	4,668	5,966
Tolling agreements – noncurrent	52,595	60,373
Other noncurrent liabilities	182,639	158,289
Total liabilities	4,658,248	4,411,719
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock ($0.001 par value; 500,000,000 authorized; 84,733,957 shares issued and outstanding at December 31, 2017 and 82,047,526 shares issued and outstanding at December 31, 2016)	$85	$82
Additional paid in capital	1,840,033	2,089,407
Accumulated other comprehensive loss	(29,993)	(28,960)
Retained earnings	1,343,567	892,365
Total stockholders’ equity	3,153,692	2,952,894
Noncontrolling interests	197,011	194,640
Total equity	3,350,703	3,147,534
Total liabilities and equity	$8,008,951	$7,559,253

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
($ in Thousands, Except Share and Per Share Data)

	Year Ended December 31,
	2017	2016	2015
Revenue
Service revenue	$1,445,832	$1,288,562	$1,288,501
Product revenue	368,881	363,169	350,749
Total revenue	1,814,713	1,651,731	1,639,250
Costs and expenses
Cost of services	624,214	524,423	551,029
Cost of product sales	164,311	142,731	168,954
Selling, general and administrative	331,345	303,033	304,862
Fees to Manager – related party	71,388	68,486	354,959
Depreciation	234,164	226,492	215,243
Amortization of intangibles	68,253	65,425	101,435
Total operating expenses	1,493,675	1,330,590	1,696,482
Operating income (loss)	321,038	321,141	(57,232)
Other income (expense)
Interest income	199	132	55
Interest expense(1)	(110,602)	(116,933)	(123,079)
Other income, net	11,323	21,786	1,288
Net income (loss) before income taxes	221,958	226,126	(178,968)
Benefit (provision) for income taxes	234,154	(71,257)	65,161
Net income (loss)	$456,112	$154,869	$(113,807)
Less: net income (loss) attributable to noncontrolling interests	4,910	(1,512)	(5,270)
Net income (loss) attributable to MIC	$451,202	$156,381	$(108,537)
Basic income (loss) per share attributable to MIC	$5.42	$1.93	$(1.39)
Weighted average number of shares outstanding: basic	83,204,404	80,892,654	77,997,826
Diluted income (loss) per share attributable to MIC	$5.13	$1.85	$(1.39)
Weighted average number of shares outstanding: diluted	91,073,362	82,218,627	77,997,826
Cash dividends declared per share	$5.56	$5.05	$4.46

(1)	Interest expense includes gains on derivative instruments of $3.0 million and losses on derivative instruments of $5.0 million and $28.5 million for the years ended December 31, 2017, 2016 and 2015, respectively.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in Thousands)

	Year Ended December 31,
	2017	2016	2015
Operating activities
Net income (loss)	$456,112	$154,869	$(113,807)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	234,164	226,492	215,243
Amortization of intangible assets	68,253	65,425	101,435
Amortization of debt financing costs	8,700	21,041	9,075
Amortization of debt discount	3,266	1,007	—
Adjustments to derivative instruments	(9,010)	(54,549)	(47,208)
Fees to Manager – related party	71,388	68,486	287,139
Deferred taxes	(245,314)	63,947	(58,734)
Pension expense	8,106	8,601	7,300
Other non-cash income, net	(2,463)	(1,370)	(1,047)
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	425	525	722
Accounts receivable	(31,444)	(8,415)	5,418
Inventories	(6,182)	(2,343)	(84)
Prepaid expenses and other current assets	(7,044)	7,794	(6,964)
Due to Manager – related party	(130)	135	(33)
Accounts payable and accrued expenses	(7,073)	4,686	(8,002)
Income taxes payable	464	8,251	(5,926)
Pension contribution	—	(3,500)	—
Other, net	(12,759)	(762)	(3,371)
Net cash provided by operating activities	529,459	560,320	381,156
Investing activities
Acquisitions of businesses and investments, net of cash acquired	(209,962)	(69,168)	(266,895)
Purchases of property and equipment	(340,952)	(314,684)	(194,148)
Proceeds from insurance claim	83	11,068	—
Loan to project developer	(23,341)	(5,000)	—
Loan repayment from project developer	17,079	—	—
Change in restricted cash	(9,295)	(84)	10,559
Other, net	272	1,023	1,668
Net cash used in investing activities	(566,116)	(376,845)	(448,816)

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
($ in Thousands)

	Year Ended December 31,
	2017	2016	2015
Financing activities
Proceeds from long-term debt	$931,001	$1,311,000	$2,486,569
Payment of long-term debt	(440,950)	(1,476,228)	(2,554,552)
Proceeds from the issuance of shares	6,060	12,623	492,433
Dividends paid to common stockholders	(452,949)	(396,093)	(341,560)
Contributions received from noncontrolling interests	458	15,431	532
Purchase of noncontrolling interest	—	(9,909)	—
Distributions paid to noncontrolling interests	(3,936)	(4,630)	(2,546)
Offering and equity raise costs paid	(466)	(1,601)	(16,984)
Debt financing costs paid	(717)	(17,392)	(23,816)
Proceeds from the issuance of convertible senior notes	—	402,500	—
Change in restricted cash	397	5,587	5,166
Payment of capital lease obligations	(398)	(2,601)	(2,346)
Net cash provided by (used in) financing activities	38,500	(161,313)	42,896
Effect of exchange rate changes on cash and cash equivalents	511	211	(856)
Net change in cash and cash equivalents	2,354	22,373	(25,620)
Cash and cash equivalents, beginning of period	44,767	22,394	48,014
Cash and cash equivalents, end of period	$47,121	$44,767	$22,394
Supplemental disclosures of cash flow information
Non-cash investing and financing activities:
Accrued financing costs	$107	$3	$3
Accrued purchases of property and equipment	$24,940	$28,228	$23,396
Acquisition of equipment through capital leases	$—	$—	$398
Issuance of shares to Manager	$72,274	$135,345	$218,645
Issuance of shares to independent directors	$681	$750	$750
Issuance of shares for acquisition of business	$125,000	$—	$—
Conversion of convertible senior notes to shares	$20	$4	$25
Conversion of LLC interests to common stock	$—	$—	$79
Conversion of LLC interests to additional paid in capital	$—	$—	$2,428,334
Distributions payable to noncontrolling interests	$22	$42	$33
Taxes paid (refund), net	$10,704	$(898)	$6,654
Interest paid	$112,132	$108,737	$109,450

MACQUARIE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS – MD&A

	Quarter Ended December 31,		Change Favorable/ (Unfavorable)		Year Ended December 31,		Change Favorable/ (Unfavorable)
	2017	2016	$	%	2017	2016	$	%
	($ In Thousands, Except Share and Per Share Data) (Unaudited)
Revenue
Service revenue	$378,763	$346,125	32,638	9.4	$1,445,832	$1,288,562	157,270	12.2
Product revenue	92,442	91,116	1,326	1.5	368,881	363,169	5,712	1.6
Total revenue	471,205	437,241	33,964	7.8	1,814,713	1,651,731	162,982	9.9
Costs and expenses
Cost of services	169,176	152,591	(16,585)	(10.9)	624,214	524,423	(99,791)	(19.0)
Cost of product sales	41,168	34,808	(6,360)	(18.3)	164,311	142,731	(21,580)	(15.1)
Selling, general and administrative	86,528	80,851	(5,677)	(7.0)	331,345	303,033	(28,312)	(9.3)
Fees to Manager - related party	16,778	18,916	2,138	11.3	71,388	68,486	(2,902)	(4.2)
Depreciation	61,411	54,367	(7,044)	(13.0)	234,164	226,492	(7,672)	(3.4)
Amortization of intangibles	17,333	15,508	(1,825)	(11.8)	68,253	65,425	(2,828)	(4.3)
Total operating expenses	392,394	357,041	(35,353)	(9.9)	1,493,675	1,330,590	(163,085)	(12.3)
Operating income	78,811	80,200	(1,389)	(1.7)	321,038	321,141	(103)	—
Other income (expense)
Interest (expense) income, net(1)	(20,403)	382	(20,785)	NM	(110,403)	(116,801)	6,398	5.5
Other income, net	3,430	1,397	2,033	145.5	11,323	21,786	(10,463)	(48.0)
Net income before income taxes	61,838	81,979	(20,141)	(24.6)	221,958	226,126	(4,168)	(1.8)
Benefit (provision) for income taxes	299,438	(10,848)	310,286	NM	234,154	(71,257)	305,411	NM
Net income	$361,276	$71,131	290,145	NM	$456,112	$154,869	301,243	194.5
Less: net income (loss) attributable to noncontrolling interests	12,204	(1,677)	(13,881)	NM	4,910	(1,512)	(6,422)	NM
Net income attributable to MIC	$349,072	$72,808	276,264	NM	$451,202	$156,381	294,821	188.5
Basic income per share attributable to MIC	$4.13	$0.89	3.24	NM	$5.42	$1.93	3.49	180.8
Weighted average number of shares outstanding: basic	84,572,725	81,853,027	2,719,698	3.3	83,204,404	80,892,654	2,311,750	2.9

NM — Not meaningful

(1)	Interest expense, net, includes gains on derivative instruments of $9.9 million and $3.0 million for the quarter and year ended December 31, 2017, respectively. For the quarter and year ended December 31, 2016, interest (expense) income, net, includes gains on derivative instruments of $38.0 million and losses on derivative instruments of $5.0 million, respectively.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA EXCLUDING NON-CASH
ITEMS AND A RECONCILIATION FROM CASH PROVIDED BY OPERATING ACTIVITIES TO
FREE CASH FLOW

	Quarter Ended December 31,		Change Favorable/ (Unfavorable)		Year Ended December 31,		Change Favorable/ (Unfavorable)
	2017	2016	$	%	2017	2016	$	%
	($ In Thousands) (Unaudited)
Net income	$361,276	$71,131			$456,112	$154,869
Interest expense (income), net(1)	20,403	(382)			110,403	116,801
(Benefit) provision for income taxes	(299,438)	10,848			(234,154)	71,257
Depreciation	61,411	54,367			234,164	226,492
Amortization of intangibles	17,333	15,508			68,253	65,425
Fees to Manager – related party	16,778	18,916			71,388	68,486
Pension expense(2)	1,625	2,088			8,106	8,601
Other non-cash income, net(3)	(1,408)	(6,470)			(2,369)	(16,343)
EBITDA excluding non-cash items(4)	$177,980	$166,006	11,974	7.2	$711,903	$695,588	16,315	2.3
EBITDA excluding non-cash items(4)	$177,980	$166,006			$711,903	$695,588
Interest (expense) income, net(1)	(20,403)	382			(110,403)	(116,801)
Adjustments to derivative instruments recorded in interest expense(1)	(10,828)	(40,816)			(9,104)	(13,177)
Amortization of debt financing costs(1)	2,236	13,505			8,700	21,041
Amortization of debt discount(1)	889	1,007			3,266	1,007
Interest rate swap breakage fees	—	(17,770)			—	(17,770)
Interest rate cap premium	—	(8,629)			—	(8,629)
Provision for current income taxes	(2,667)	(2,027)			(11,160)	(7,310)
Pension contribution	—	(3,500)			—	(3,500)
Changes in working capital	(15,417)	15,174			(63,743)	9,871
Cash provided by operating activities	131,790	123,332			529,459	560,320
Changes in working capital	15,417	(15,174)			63,743	(9,871)
Maintenance capital expenditures(5)	(12,140)	(13,478)			(35,202)	(58,203)
Free cash flow	$135,067	$94,680	40,387	42.7	$558,000	$492,246	65,754	13.4

(1)	Interest expense (income), net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes due October 2023. Interest expense (income), net, also included a non-cash write-off of deferred financing fees related to the February 2016 refinancing at Hawaii Gas and the October 2016 refinancing at Atlantic Aviation.
(2)	Pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses. Any cash contributions to pension plans are not included in pension expense, but rather reflected as a reduction to Free Cash Flow, as noted in the table above.
(3)	Other non-cash income, net, primarily includes non-cash amortization of tolling liabilities, unrealized gains (losses) on commodity hedges, adjustments to asset retirement obligations and non-cash gains (losses) related to disposal of assets. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items, Free Cash Flow and Proportionately Combined Metrics” above for further discussion.
(4)	For the quarter and year ended December 31, 2016, EBITDA excluding non-cash items included $1.0 million and $16.5 million, respectively, of insurance recoveries related to damaged docks at IMTT.
(5)	For the year ended December 31, 2016, maintenance capital expenditures included $13.9 million associated with the rebuilding of damaged docks, the majority of which were insured losses, at IMTT.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION FROM CONSOLIDATED FREE CASH FLOW TO PROPORTIONATELY COMBINED FREE CASH FLOW

	Quarter Ended December 31,		Change Favorable/ (Unfavorable)		Year Ended December 31,		Change Favorable/ (Unfavorable)
	2017	2016	$	%	2017	2016	$	%
	($ In Thousands) (Unaudited)
Free Cash Flow – Consolidated basis	$135,067	$94,680	40,387	42.7	$558,000	$492,246	65,754	13.4
100% of CP Free Cash Flow included in consolidated Free Cash Flow	(18,621)	(16,099)			(75,134)	(72,631)
MIC's share of CP Free Cash Flow	16,042	13,654			67,342	64,234
100% of MIC Hawaii Free Cash Flow included in consolidated Free Cash Flow	(6,347)	(5,879)			(38,715)	(36,311)
MIC's share of MIC Hawaii Free Cash Flow	6,343	5,878			38,701	36,308
Free Cash Flow – Proportionately Combined basis	$132,484	$92,234	40,250	43.6	$550,194	$483,846	66,348	13.7

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

IMTT

	Quarter Ended December 31,		Change Favorable/ (Unfavorable)		Year Ended December 31,		Change Favorable/ (Unfavorable)
	2017	2016			2017	2016
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue	139,294	135,686	3,608	2.7	549,422	532,472	16,950	3.2
Cost of services	48,317	54,434	6,117	11.2	196,369	204,279	7,910	3.9
Selling, general and administrative expenses	10,779	8,365	(2,414)	(28.9)	36,406	32,687	(3,719)	(11.4)
Depreciation and amortization	32,637	30,773	(1,864)	(6.1)	126,463	134,385	7,922	5.9
Operating income	47,561	42,114	5,447	12.9	190,184	161,121	29,063	18.0
Interest (expense) income, net(1)	(7,650)	2,710	(10,360)	NM	(38,357)	(38,752)	395	1.0
Other (expense) income, net	(196)	1,562	(1,758)	(112.5)	1,758	18,509	(16,751)	(90.5)
Benefit (provision) for income taxes	256,150	(19,019)	275,169	NM	209,464	(57,736)	267,200	NM
Net income	295,865	27,367	268,498	NM	363,049	83,142	279,907	NM
Less: net income attributable to noncontrolling interests	—	—	—	—	—	59	59	100.0
Net income attributable to MIC	295,865	27,367	268,498	NM	363,049	83,083	279,966	NM
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	295,865	27,367			363,049	83,142
Interest expense (income), net(1)	7,650	(2,710)			38,357	38,752
(Benefit) provision for income taxes	(256,150)	19,019			(209,464)	57,736
Depreciation and amortization	32,637	30,773			126,463	134,385
Pension expense(2)	1,347	1,805			6,996	7,219
Other non-cash expense, net	452	26			767	657
EBITDA excluding non-cash items(3)	81,801	76,280	5,521	7.2	326,168	321,891	4,277	1.3
EBITDA excluding non-cash items(3)	81,801	76,280			326,168	321,891
Interest (expense) income, net(1)	(7,650)	2,710			(38,357)	(38,752)
Adjustments to derivative instruments recorded in interest expense(1)	(3,577)	(12,892)			(3,834)	(2,169)
Amortization of debt financing costs(1)	411	412			1,647	1,654
Provision for current income taxes	(1,348)	(2,367)			(4,417)	(5,438)
Changes in working capital	(20,382)	7,992			(32,795)	(3,734)
Cash provided by operating activities	49,255	72,135			248,412	273,452
Changes in working capital	20,382	(7,992)			32,795	3,734
Maintenance capital expenditures(4)	(6,580)	(5,521)			(20,143)	(38,620)
Free cash flow	63,057	58,622	4,435	7.6	261,064	238,566	22,498	9.4

NM — Not meaningful

(1)	Interest (expense) income, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2)	Pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses.
(3)	For the quarter and year ended December 31, 2016, EBITDA excluding non-cash items included $1.0 million and $16.5 million, respectively, of insurance recoveries related to damaged docks. These insurance recoveries were used to repair damaged docks and recorded in Other (expense) income, net. The cost of those repairs were recorded in Maintenance Capital Expenditures. Excluding insurance proceeds, EBITDA excluding non-cash items would have been $75.3 million and $305.4 million for the quarter and year ended December 31, 2016, respectively. On that basis, EBITDA excluding non-cash items would have increased by $6.5 million, or 8.6%, for the quarter ended December 31, 2017, and increased by $20.8 million, or 6.8%, for the year ended December 31, 2017 compared with the prior comparable periods.
(4)	For the year ended December 31, 2016, maintenance capital expenditures included $13.9 million associated with the rebuilding of damaged docks, the majority of which were insured losses. Excluding these costs, maintenance capital expenditures would have been $24.7 million for the year ended December 31, 2016. On that basis, maintenance capital expenditures would have decreased by $4.6 million, or 18.6%, for the year ended December 31, 2017 compared with the prior comparable period.

Atlantic Aviation

	Quarter Ended December 31,		Change Favorable/ (Unfavorable)		Year Ended December 31,		Change Favorable/ (Unfavorable)
	2017	2016			2017	2016
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue	225,282	196,180	29,102	14.8	846,431	740,209	106,222	14.4
Cost of services (exclusive of depreciation and amortization of intangibles shown separately below)	105,509	85,773	(19,736)	(23.0)	378,494	303,899	(74,595)	(24.5)
Gross margin	119,773	110,407	9,366	8.5	467,937	436,310	31,627	7.2
Selling, general and administrative expenses	58,693	55,312	(3,381)	(6.1)	222,205	212,331	(9,874)	(4.7)
Depreciation and amortization	26,296	21,618	(4,678)	(21.6)	100,190	90,659	(9,531)	(10.5)
Operating income	34,784	33,477	1,307	3.9	145,542	133,320	12,222	9.2
Interest expense, net(1)	(864)	(6,524)	5,660	86.8	(14,512)	(33,961)	19,449	57.3
Other (expense) income, net	(32)	(123)	91	74.0	(151)	68	(219)	NM
Benefit (provision) for income taxes	30,257	(10,631)	40,888	NM	(6,509)	(39,889)	33,380	83.7
Net income	64,145	16,199	47,946	NM	124,370	59,538	64,832	108.9
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	64,145	16,199			124,370	59,538
Interest expense, net(1)	864	6,524			14,512	33,961
(Benefit) provision for income taxes	(30,257)	10,631			6,509	39,889
Depreciation and amortization	26,296	21,618			100,190	90,659
Pension expense(2)	5	60			20	110
Other non-cash expense, net	390	457			1,642	905
EBITDA excluding non-cash items	61,443	55,489	5,954	10.7	247,243	225,062	22,181	9.9
EBITDA excluding non-cash items	61,443	55,489			247,243	225,062
Interest expense, net(1)	(864)	(6,524)			(14,512)	(33,961)
Convertible senior notes interest(3)	(2,013)	(1,969)			(7,782)	(1,969)
Adjustments to derivative instruments recorded in interest expense(1)	(2,721)	(8,574)			429	(4,158)
Amortization of debt financing costs(1)	351	11,699			1,170	14,195
Interest rate swap breakage fees	—	(17,770)			—	(17,770)
Interest rate cap premium	—	(8,629)			—	(8,629)
(Provision) benefit for current income taxes	(8,647)	384			(14,457)	(2,137)
Changes in working capital	(573)	(248)			(7,240)	11,164
Cash provided by operating activities	46,976	23,858			204,851	181,797
Changes in working capital	573	248			7,240	(11,164)
Maintenance capital expenditures	(2,894)	(4,816)			(7,965)	(10,632)
Free cash flow	44,655	19,290	25,365	131.5	204,126	160,001	44,125	27.6

NM — Not meaningful

(1)	Interest expense, net, included adjustments to derivative instruments and non-cash amortization of deferred financing fees. For the quarter and year ended December 31, 2016, interest expense also included non-cash write-off of deferred financing costs related to the October 2016 refinancing.
(2)	Pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses.
(3)	Represents the cash interest expense reclassified from MIC Corporate related to the 2.00% Convertible Senior Notes due October 2023, proceeds of which were used to pay down a portion of Atlantic Aviation’s credit facility in October 2016.

Contracted Power

	Quarter Ended December 31,		Change Favorable/ (Unfavorable)		Year Ended December 31,		Change Favorable/ (Unfavorable)
	2017	2016			2017	2016
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Product revenue	35,245	35,993	(748)	(2.1)	145,926	150,010	(4,084)	(2.7)
Cost of product sales	4,996	5,807	811	14.0	20,524	23,302	2,778	11.9
Selling, general and administrative expenses	7,385	6,143	(1,242)	(20.2)	25,703	25,474	(229)	(0.9)
Depreciation and amortization	15,269	13,855	(1,414)	(10.2)	60,300	55,548	(4,752)	(8.6)
Operating income	7,595	10,188	(2,593)	(25.5)	39,399	45,686	(6,287)	(13.8)
Interest (expense) income, net(1)	(3,056)	10,328	(13,384)	(129.6)	(23,487)	(21,286)	(2,201)	(10.3)
Other income, net	5,025	182	4,843	NM	11,465	4,021	7,444	185.1
Benefit (provision) for income taxes	2,040	(6,702)	8,742	130.4	(6,169)	(14,328)	8,159	56.9
Net income	11,604	13,996	(2,392)	(17.1)	21,208	14,093	7,115	50.5
Less: net income attributable to noncontrolling interest	12,281	1,875	(10,406)	NM	5,058	2,092	(2,966)	(141.8)
Net (loss) income attributable to MIC	(677)	12,121	(12,798)	(105.6)	16,150	12,001	4,149	34.6
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	11,604	13,996			21,208	14,093
Interest expense (income), net(1)	3,056	(10,328)			23,487	21,286
(Benefit) provision for income taxes	(2,040)	6,702			6,169	14,328
Depreciation and amortization	15,269	13,855			60,300	55,548
Other non-cash income, net(2)	(1,933)	(1,623)			(8,103)	(7,047)
EBITDA excluding non-cash items	25,956	22,602	3,354	14.8	103,061	98,208	4,853	4.9
EBITDA excluding non-cash items	25,956	22,602			103,061	98,208
Interest (expense) income, net(1)	(3,056)	10,328			(23,487)	(21,286)
Adjustments to derivative instruments recorded in interest expense(1)	(4,019)	(16,756)			(5,301)	(4,762)
Amortization of debt financing costs(1)	379	376			1,516	1,489
(Provision) benefit for current income taxes	(135)	2			(129)	(6)
Changes in working capital	6,223	780			(3,480)	(1,129)
Cash provided by operating activities	25,348	17,332			72,180	72,514
Changes in working capital	(6,223)	(780)			3,480	1,129
Maintenance capital expenditures	(504)	(453)			(526)	(1,012)
Free cash flow	18,621	16,099	2,522	15.7	75,134	72,631	2,503	3.4

NM — Not meaningful

(1)	Interest (expense) income, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2)	Other non-cash income, net, primarily includes amortization of tolling liabilities. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items, Free Cash Flow and Proportionately Combined Metrics” above for further discussion.

MIC Hawaii

	Quarter Ended December 31,		Change Favorable/ (Unfavorable)		Year Ended December 31,		Change Favorable/ (Unfavorable)
	2017	2016			2017	2016
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Product revenue	57,197	55,123	2,074	3.8	222,955	213,159	9,796	4.6
Service revenue	15,437	15,504	(67)	(0.4)	54,913	20,762	34,151	164.5
Total revenue	72,634	70,627	2,007	2.8	277,868	233,921	43,947	18.8
Cost of product sales (exclusive of depreciation and amortization of intangibles shown separately below)	36,172	29,001	(7,171)	(24.7)	143,787	119,429	(24,358)	(20.4)
Cost of services (exclusive of depreciation and amortization of intangibles shown separately below)	15,350	12,389	(2,961)	(23.9)	49,365	16,335	(33,030)	NM
Cost of revenue – total	51,522	41,390	(10,132)	(24.5)	193,152	135,764	(57,388)	(42.3)
Gross margin	21,112	29,237	(8,125)	(27.8)	84,716	98,157	(13,441)	(13.7)
Selling, general and administrative expenses	7,209	8,046	837	10.4	26,938	24,276	(2,662)	(11.0)
Depreciation and amortization	4,381	3,629	(752)	(20.7)	15,303	11,325	(3,978)	(35.1)
Operating income	9,522	17,562	(8,040)	(45.8)	42,475	62,556	(20,081)	(32.1)
Interest (expense) income, net(1)	(1,246)	665	(1,911)	NM	(7,041)	(5,559)	(1,482)	(26.7)
Other expense, net	(349)	(224)	(125)	(55.8)	(731)	(812)	81	10.0
Benefit (provision) for income taxes	1,485	(5,578)	7,063	126.6	(9,287)	(20,441)	11,154	54.6
Net income	9,412	12,425	(3,013)	(24.2)	25,416	35,744	(10,328)	(28.9)
Less: net loss attributable to noncontrolling interests	(77)	(3,552)	(3,475)	(97.8)	(148)	(3,663)	(3,515)	(96.0)
Net income attributable to MIC	9,489	15,977	(6,488)	(40.6)	25,564	39,407	(13,843)	(35.1)
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	9,412	12,425			25,416	35,744
Interest expense (income), net(1)	1,246	(665)			7,041	5,559
(Benefit) provision for income taxes	(1,485)	5,578			9,287	20,441
Depreciation and amortization	4,381	3,629			15,303	11,325
Pension expense(2)	273	223			1,090	1,272
Other non-cash (income) expense, net(3)	(614)	(5,448)			2,494	(11,539)
EBITDA excluding non-cash items	13,213	15,742	(2,529)	(16.1)	60,631	62,802	(2,171)	(3.5)
EBITDA excluding non-cash items	13,213	15,742			60,631	62,802
Interest (expense) income, net(1)	(1,246)	665			(7,041)	(5,559)
Adjustments to derivative instruments recorded in interest expense(1)	(511)	(2,594)			(398)	(2,088)
Amortization of debt financing costs(1)	100	100			403	948
Provision for current income taxes	(3,047)	(1,846)			(8,312)	(8,353)
Pension contribution	—	(3,500)			—	(3,500)
Changes in working capital	6,488	3,788			(6,364)	9,342
Cash provided by operating activities	14,997	12,355			38,919	53,592
Changes in working capital	(6,488)	(3,788)			6,364	(9,342)
Maintenance capital expenditures	(2,162)	(2,688)			(6,568)	(7,939)
Free cash flow	6,347	5,879	468	8.0	38,715	36,311	2,404	6.6

NM — Not meaningful

(1)	Interest (expense) income, net, includes adjustments to derivative instruments related to interest rate swaps and non-cash amortization of deferred financing fees. For the year ended December 31, 2016, interest (expense) income, net, also included a non-cash write-off of deferred financing fees related to the February 2016 refinancing at Hawaii Gas.
(2)	Pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses. Any cash contributions to pension plans are not included in pension expense, but rather reflected as a reduction to Free Cash Flow, as noted in the table above.
(3)	Other non-cash (income) expense, net, primarily includes non-cash adjustments related to unrealized gains (losses) on commodity hedges and asset retirement obligations. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items, Free Cash Flow and Proportionately Combined Metrics” above for further discussion.

Corporate and Other

	Quarter Ended December 31,		Change Favorable/ (Unfavorable)		Year Ended December 31,		Change Favorable/ (Unfavorable)
	2017	2016			2017	2016
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Fees to Manager – related party	16,778	18,916	2,138	11.3	71,388	68,486	(2,902)	(4.2)
Selling, general and administrative expenses(1)	3,712	4,225	513	12.1	25,013	13,056	(11,957)	(91.6)
Depreciation	161	—	(161)	NM	161	—	(161)	NM
Operating loss	(20,651)	(23,141)	2,490	10.8	(96,562)	(81,542)	(15,020)	(18.4)
Interest expense, net(2)	(7,587)	(6,797)	(790)	(11.6)	(27,006)	(17,243)	(9,763)	(56.6)
Other expense, net	(1,018)	—	(1,018)	NM	(1,018)	—	(1,018)	NM
Benefit for income taxes	9,506	31,082	(21,576)	(69.4)	46,655	61,137	(14,482)	(23.7)
Net (loss) income	(19,750)	1,144	(20,894)	NM	(77,931)	(37,648)	(40,283)	(107.0)
Reconciliation of net (loss) income to EBITDA excluding non-cash items and a reconciliation of cash used in operating activities to Free Cash Flow:
Net (loss) income	(19,750)	1,144			(77,931)	(37,648)
Interest expense, net(2)	7,587	6,797			27,006	17,243
Benefit for income taxes	(9,506)	(31,082)			(46,655)	(61,137)
Depreciation	161	—			161	—
Fees to Manager-related party	16,778	18,916			71,388	68,486
Other non-cash expense	297	118			831	681
EBITDA excluding non-cash items	(4,433)	(4,107)	(326)	(7.9)	(25,200)	(12,375)	(12,825)	(103.6)
EBITDA excluding non-cash items	(4,433)	(4,107)			(25,200)	(12,375)
Interest expense, net(2)	(7,587)	(6,797)			(27,006)	(17,243)
Convertible senior notes interest(3)	2,013	1,969			7,782	1,969
Amortization of debt financing costs(2)	995	918			3,964	2,755
Amortization of debt discount(2)	889	1,007			3,266	1,007
Benefit for current income taxes	10,510	1,800			16,155	8,624
Changes in working capital	(7,173)	2,862			(13,864)	(5,772)
Cash used in operating activities	(4,786)	(2,348)			(34,903)	(21,035)
Changes in working capital	7,173	(2,862)			13,864	5,772
Free cash flow	2,387	(5,210)	7,597	145.8	(21,039)	(15,263)	(5,776)	(37.8)

NM — Not meaningful

(1)	For the quarter and year ended December 31, 2017, selling, general and administrative expenses included $1.7 million and $8.5 million, respectively, of costs related to the implementation of a shared service initiative and $1.4 million and $9.3 million, respectively, of costs incurred in connection with the evaluation of various investment and acquisition opportunities.
(2)	Interest expense, net, includes non-cash amortization of deferred financing fees and amortization of debt discount related to the 2.00% Convertible Senior Notes due October 2023.
(3)	Represents the cash interest expense reclassified to Atlantic Aviation related to the 2.00% Convertible Senior Notes due October 2023, proceeds of which were used to pay down a portion of Atlantic Aviation’s credit facility in October 2016.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA EXCLUDING
NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED BY/(USED IN)
OPERATING ACTIVITIES TO PROPORTIONATELY COMBINED FREE CASH FLOW

	For the Quarter Ended December 31, 2017
	IMTT	Atlantic Aviation	Contracted Power(1)	MIC Hawaii(1)	MIC Corporate	Proportionately Combined(2)	Contracted Power 100%	MIC Hawaii 100%
	($ in Thousands) (Unaudited)
Net income (loss)	295,865	64,145	10,394	9,413	(19,750)	360,067	11,604	9,412
Interest expense, net(3)	7,650	864	2,660	1,246	7,587	20,007	3,056	1,246
Benefit for income taxes	(256,150)	(30,257)	(2,040)	(1,485)	(9,506)	(299,438)	(2,040)	(1,485)
Depreciation and amortization of intangibles	32,637	26,296	13,387	4,376	161	76,857	15,269	4,381
Fees to Manager – related party	—	—	—	—	16,778	16,778	—	—
Pension expense(4)	1,347	5	—	273	—	1,625	—	273
Other non-cash expense (income), net(5)	452	390	(1,934)	(614)	297	(1,409)	(1,933)	(614)
EBITDA excluding non-cash items	81,801	61,443	22,467	13,209	(4,433)	174,487	25,956	13,213
EBITDA excluding non-cash items	81,801	61,443	22,467	13,209	(4,433)	174,487	25,956	13,213
Interest expense, net(3)	(7,650)	(864)	(2,660)	(1,246)	(7,587)	(20,007)	(3,056)	(1,246)
Convertible senior notes interest(6)	—	(2,013)	—	—	2,013	—	—	—
Adjustments to derivative instruments recorded in interest expense, net(3)	(3,577)	(2,721)	(3,616)	(510)	—	(10,424)	(4,019)	(511)
Amortization of debt financing costs(3)	411	351	364	99	995	2,220	379	100
Amortization of debt discount(3)	—	—	—	—	889	889	—	—
(Provision) benefit for current income taxes	(1,348)	(8,647)	(136)	(3,047)	10,510	(2,668)	(135)	(3,047)
Changes in working capital	(20,382)	(573)	6,832	6,477	(7,173)	(14,819)	6,223	6,488
Cash provided by (used in) operating activities	49,255	46,976	23,251	14,982	(4,786)	129,678	25,348	14,997
Changes in working capital	20,382	573	(6,832)	(6,477)	7,173	14,819	(6,223)	(6,488)
Maintenance capital expenditures	(6,580)	(2,894)	(377)	(2,162)	—	(12,013)	(504)	(2,162)
Proportionately Combined Free Cash flow	63,057	44,655	16,042	6,343	2,387	132,484	18,621	6,347

	For the Quarter Ended December 31, 2016
	IMTT	Atlantic Aviation	Contracted Power(1)	MIC Hawaii(1)	MIC Corporate	Proportionately Combined(2)	Contracted Power 100%	MIC Hawaii 100%
	($ in Thousands) (Unaudited)
Net income	27,367	16,199	11,413	12,419	1,144	68,542	13,996	12,425
Interest (income) expense, net(3)	(2,710)	6,524	(9,260)	(657)	6,797	694	(10,328)	(665)
Provision (benefit) for income taxes	19,019	10,631	6,702	5,578	(31,082)	10,848	6,702	5,578
Depreciation and amortization of intangibles	30,773	21,618	11,980	3,623	—	67,994	13,855	3,629
Fees to Manager – related party	—	—	—	—	18,916	18,916	—	—
Pension expense(4)	1,805	60	—	223	—	2,088	—	223
Other non-cash expense (income), net(5)	26	457	(1,623)	(5,448)	118	(6,470)	(1,623)	(5,448)
EBITDA excluding non-cash items(7)	76,280	55,489	19,212	15,738	(4,107)	162,612	22,602	15,742
EBITDA excluding non-cash items(7)	76,280	55,489	19,212	15,738	(4,107)	162,612	22,602	15,742
Interest income (expense), net(3)	2,710	(6,524)	9,260	657	(6,797)	(694)	10,328	665
Convertible senior notes interest(6)	—	(1,969)	—	—	1,969	—	—	—
Adjustments to derivative instruments recorded in interest expense, net(3)	(12,892)	(8,574)	(14,844)	(2,583)	—	(38,893)	(16,756)	(2,594)
Amortization of debt financing costs(3)	412	11,699	363	100	918	13,492	376	100
Amortization of debt discount(3)	—	—	—	—	1,007	1,007	—	—
Interest rate swap breakage fees	—	(17,770)	—	—	—	(17,770)	—	—
Interest rate cap premium	—	(8,629)	—	—	—	(8,629)	—	—
(Provision) benefit for current income taxes	(2,367)	384	2	(1,846)	1,800	(2,027)	2	(1,846)
Pension contribution	—	—	—	(3,500)	—	(3,500)	—	(3,500)
Changes in working capital	7,992	(248)	1,039	3,777	2,862	15,422	780	3,788
Cash provided by (used in) operating activities	72,135	23,858	15,032	12,343	(2,348)	121,020	17,332	12,355
Changes in working capital	(7,992)	248	(1,039)	(3,777)	(2,862)	(15,422)	(780)	(3,788)
Maintenance capital expenditures	(5,521)	(4,816)	(339)	(2,688)	—	(13,364)	(453)	(2,688)
Proportionately Combined Free Cash Flow	58,622	19,290	13,654	5,878	(5,210)	92,234	16,099	5,879

	For the Year Ended December 31, 2017
	IMTT	Atlantic Aviation	Contracted Power(1)	MIC Hawaii(1)	MIC Corporate	Proportionately Combined(2)	Contracted Power 100%	MIC Hawaii 100%
	($ in Thousands) (Unaudited)
Net income (loss)	363,049	124,370	20,252	25,422	(77,931)	455,162	21,208	25,416
Interest expense, net(3)	38,357	14,512	20,837	7,035	27,006	107,747	23,487	7,041
(Benefit) provision for income taxes	(209,464)	6,509	6,169	9,287	(46,655)	(234,154)	6,169	9,287
Depreciation and amortization of intangibles	126,463	100,190	52,777	15,284	161	294,875	60,300	15,303
Fees to Manager – related party	—	—	—	—	71,388	71,388	—	—
Pension expense(4)	6,996	20	—	1,090	—	8,106	—	1,090
Other non-cash expense (income), net(5)	767	1,642	(8,082)	2,494	831	(2,348)	(8,103)	2,494
EBITDA excluding non-cash items	326,168	247,243	91,953	60,612	(25,200)	700,776	103,061	60,631
EBITDA excluding non-cash items	326,168	247,243	91,953	60,612	(25,200)	700,776	103,061	60,631
Interest expense, net(3)	(38,357)	(14,512)	(20,837)	(7,035)	(27,006)	(107,747)	(23,487)	(7,041)
Convertible senior notes interest(6)	—	(7,782)	—	—	7,782	—	—	—
Adjustments to derivative instruments recorded in interest expense, net(3)	(3,834)	429	(4,704)	(398)	—	(8,507)	(5,301)	(398)
Amortization of debt financing costs(3)	1,647	1,170	1,458	402	3,964	8,641	1,516	403
Amortization of debt discount(3)	—	—	—	—	3,266	3,266	—	—
(Provision) benefit for current income taxes	(4,417)	(14,457)	(129)	(8,312)	16,155	(11,160)	(129)	(8,312)
Changes in working capital	(32,795)	(7,240)	(2,992)	(6,356)	(13,864)	(63,247)	(3,480)	(6,364)
Cash provided by (used in) operating activities	248,412	204,851	64,749	38,913	(34,903)	522,022	72,180	38,919
Changes in working capital	32,795	7,240	2,992	6,356	13,864	63,247	3,480	6,364
Maintenance capital expenditures	(20,143)	(7,965)	(399)	(6,568)	—	(35,075)	(526)	(6,568)
Proportionately Combined Free Cash Flow	261,064	204,126	67,342	38,701	(21,039)	550,194	75,134	38,715

	For the Year Ended December 31, 2016
	IMTT(8)	Atlantic Aviation	Contracted Power(1)	MIC Hawaii(1)	MIC Corporate	Proportionately Combined(2)	Contracted Power 100%	MIC Hawaii 100%
	($ in Thousands) (Unaudited)
Net income (loss)	83,142	59,538	12,309	35,741	(37,648)	153,082	14,093	35,744
Interest expense, net(3)	38,752	33,961	18,541	5,564	17,243	114,061	21,286	5,559
Provision (benefit) for income taxes	57,736	39,889	14,327	20,441	(61,137)	71,256	14,328	20,441
Depreciation and amortization of intangibles	134,385	90,659	48,047	11,317	—	284,408	55,548	11,325
Fees to Manager – related party	—	—	—	—	68,486	68,486	—	—
Pension expense(4)	7,219	110	—	1,272	—	8,601	—	1,272
Other non-cash expense (income), net(5)	657	905	(7,028)	(11,539)	681	(16,324)	(7,047)	(11,539)
EBITDA excluding non-cash items(7)	321,891	225,062	86,196	62,796	(12,375)	683,570	98,208	62,802
EBITDA excluding non-cash items(7)	321,891	225,062	86,196	62,796	(12,375)	683,570	98,208	62,802
Interest expense, net(3)	(38,752)	(33,961)	(18,541)	(5,564)	(17,243)	(114,061)	(21,286)	(5,559)
Convertible senior notes interest(6)	—	(1,969)	—	—	1,969	—	—	—
Adjustments to derivative instruments recorded in interest expense, net(3)	(2,169)	(4,158)	(4,088)	(2,080)	—	(12,495)	(4,762)	(2,088)
Amortization of debt financing costs(3)	1,654	14,195	1,434	948	2,755	20,986	1,489	948
Amortization of debt discount(3)	—	—	—	—	1,007	1,007	—	—
Interest rate swap breakage fees	—	(17,770)	—	—	—	(17,770)	—	—
Interest rate cap premium	—	(8,629)	—	—	—	(8,629)	—	—
(Provision) benefit for current income taxes	(5,438)	(2,137)	(7)	(8,353)	8,624	(7,311)	(6)	(8,353)
Pension contribution	—	—	—	(3,500)	—	(3,500)	—	(3,500)
Changes in working capital	(3,734)	11,164	(1,148)	9,335	(5,772)	9,845	(1,129)	9,342
Cash provided by (used in) operating activities	273,452	181,797	63,846	53,582	(21,035)	551,642	72,514	53,592
Changes in working capital	3,734	(11,164)	1,148	(9,335)	5,772	(9,845)	1,129	(9,342)
Maintenance capital expenditures(9)	(38,620)	(10,632)	(760)	(7,939)	—	(57,951)	(1,012)	(7,939)
Proportionately Combined Free Cash Flow	238,566	160,001	64,234	36,308	(15,263)	483,846	72,631	36,311

(1)	Represents MIC’s proportionately combined interests in the businesses comprising these reportable segments.
(2)	The sum of the amounts attributable to MIC in proportion to its ownership.
(3)	Interest expense (income), net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes due October 2023. Interest expense (income), net, also includes a non-cash write-off of deferred financing fees related to the February 2016 refinancing at Hawaii Gas and the October 2016 refinancing at Atlantic Aviation.
(4)	Pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses. Any cash contributions to pension plans are not included in pension expense, but rather reflected as a reduction to Free Cash Flow, as noted in the table above.
(5)	Other non-cash expense (income), net, primarily includes non-cash amortization of tolling liabilities, unrealized gains (losses) on commodity hedges, adjustments to asset retirement obligations and non-cash gains (losses) related to disposal of assets. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items, Free Cash Flow and Proportionately Combined Metrics” above for further discussion.
(6)	Represents the cash interest expense reclassified from MIC Corporate to Atlantic Aviation related to the 2.00% Convertible Senior Notes due October 2023, proceeds of which were used to pay down a portion of Atlantic Aviation’s credit facility in October 2016.
(7)	For the quarter and year ended December 31, 2016, EBITDA excluding non-cash items included $1.0 million and $16.5 million, respectively, of insurance recoveries related to damaged docks at IMTT.
(8)	On March 31, 2016, IMTT acquired the remaining 33.3% interest in its Quebec terminal that it did not previously own. IMTT was previously providing management services to this terminal and no operational changes are expected. Prior to the acquisition, IMTT consolidated the results of the Quebec terminal in its financial statements and adjusted for the portion that it did not own through noncontrolling interests. Since the IMTT Acquisition in July 2014 and prior to the acquisition of the noncontrolling interest, MIC reported IMTT’s EBITDA excluding non-cash items and Free Cash Flow including the 33.3% portion of the Quebec terminal. The contribution from the minority interest was not significant. Therefore, there were no changes to our historical EBITDA excluding non-cash items, Free Cash Flow or results generally as a function of acquiring this noncontrolling interest.
(9)	For the year ended December 31, 2016, maintenance capital expenditures included $13.9 million associated with the rebuilding of damaged docks, the majority of which were insured losses, at IMTT.